Exhibit 99.1

LKQ Corporation Appoints Three New Board Members

Chicago, IL (August 6, 2018) -- LKQ Corporation (Nasdaq: LKQ) today announced that it has appointed Meg Ann Divitto, John William Mendel, and Jody Greenstone Miller to its Board of Directors effective August 5, 2018.
Joseph M. Holsten, Chairman of LKQ Corporation, stated, “Our three new directors complement and enhance our Board with skills and experiences in such areas as automotive technology, government affairs and finance. We are confident they will provide valuable perspectives as we continue to execute our strategy. These additions to our Board and their collective backgrounds, are well-timed as the overall auto parts market is witnessing tremendous change related to the complexity of vehicles and the impact of various technologies. I am also pleased about the incremental diversity these new appointees bring to our Board."
LKQ's Board of Directors regularly evaluates its composition with the objective of including the appropriate skills, experience and perspectives necessary to enhance the growth and profitability of the Company on behalf of its stockholders. With these director additions, six directors will have joined LKQ's Board in the past five years.
About Meg Ann Divitto
Ms. Divitto is the principal of Divitto Design Group, a consulting company that focuses on start-ups and start-overs, design thinking in the Internet of Things (IoT), and the future of mobility. Prior thereto, she worked for IBM Corporation in a variety of roles including most recently as Vice President, IoT Future Solutions and Technologies (including responsibility for the IBM connected vehicle program) from September 2002 until she retired in May 2015. Ms. Divitto also held executive and engineering positions with Delphi Product & Service Solutions from February 2002 to September 2002 as a Product Executive in the aftermarket sector; with Motorola Solutions, Inc. from June 1994 to February 2002 in a variety of roles culminating as Product Director with a focus on telematics; and with General Motors as a System Engineer from June 1989 to June 1994. Ms. Divitto received a B.S. in Electrical Engineering from the General Motors Engineering and Management Institute and an M.A. in Engineering Management from the University of Michigan.
About John William Mendel
Mr. Mendel was the Executive Vice President, Automotive Division, of American Honda Motor Company from November 2004 until his retirement in April 2017 where he was responsible for sales, marketing, product development and parts distribution.  Prior to Honda, he worked for Ford Motor Company from July 1976 to November 2004 including a variety of roles related to field operations and commercial marketing across the Ford, Lincoln and Mercury brands, before serving as Chief Operating Officer of Mazda America from 2001 to 2004.  Mr. Mendel is a member of the board of directors of TrueCar, Inc., an operator of a digital automotive marketplace.  He received a B.A. in business and economics from Austin College and an M.B.A. from Duke University.

About Jody Greenstone Miller
Ms. Miller serves as CEO of the Business Talent Group, a global marketplace for top independent professionals doing project-based work, which she founded in 2007.  From 2000 through 2007, she was a venture partner with Maveron LLC, a Seattle-based venture capital firm.  From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services joint venture formed with the Walt Disney Company, including as Acting President and Chief Operating Officer. From 1993 to 1995, she served in the White House as Special Assistant to the President during the Clinton Administration.  Ms. Miller was a member of the board of directors of Capella Education Company (NASDAQ), a provider of online education programs, from 2001 until its merger in August 2018 with Strayer Education, Inc.  She also served on the board of directors of TRW (NYSE), a global supplier of automotive systems and components to OEMs from 2005 until its sale in 2015.   She is on the board of the Drucker Institute and Peer Health Exchange.  Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia.  She and William Webster, a director, were married from 1985 to 1995.
About LKQ
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statement
Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below.  All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual results to differ from the results predicted or implied by our forward-looking statements include, among others, the factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.
Contact:

Joseph P. Boutross-LKQ Corporation
Vice President, Investor Relations
1-312-621-2793